Exhibit 99.1

    For Immediate Release

Contact:	(News Media) Tony Zehnder +1.312.396.7086
(Investors) Scott Galovic +1.317.817.3228

CNO Financial Group, Inc. Announces Share Repurchase Program

Carmel, Ind., May 16, 2011 – CNO Financial Group, Inc. (NYSE: CNO) today announced that its board of directors has approved a common share repurchase program of up to $100 million, effective immediately.  This program is intended to be implemented through purchases made from time to time over the next two years in either the open market or through private transactions, in accordance with Securities and Exchange Commission requirements.  The amount and timing of the share repurchases (if any) will be based on business and market conditions, and other factors.  As of March 31, 2011, CNO had approximately 251 million shares outstanding.

Jim Prieur, CEO, said, “We are pleased that our improved financial position and the capital being generated by our businesses have enabled us to be in a position to repurchase shares.”  Under the provisions of its senior credit facility, CNO will be required to prepay the lenders an amount equal to the cost of any shares purchased under the share repurchase program if the company’s debt to total capitalization ratio is greater than 17.5%.  If CNO’s debt to total capitalization ratio is equal to or less than 17.5% but greater than 12.5%, the amount of the mandatory prepayment is $0.50 per $1.00 of share repurchases, and the mandatory prepayment obligation does not apply if CNO’s debt to total capitalization ratio is equal to or less than 12.5%.  At March 31, 2011, CNO’s debt to total capitalization ratio was 19.2%.

About CNO

CNO is a holding company.  Our insurance subsidiaries – principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company and Washington National Insurance Company – serve working American families and seniors by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.

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